SIBO HOLDING LIMITED
SEAL
CAYMAN ISLANDS

SIBO Holding Limited

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

CERTIFICATE NUMBER

SHARES

PAR VALUE $0.00002
CLASS A ORDINARY SHARES

CUSIP NO.

THIS CERTIFIES THAT

Is The Owner Of

FULL PAID AND NON-ASSESSABLE SHARES OF THE CLASS A ORDINARY SHARES PAR VALUE $0.00002 EACH OF

SIBO HOLDING LIMITED

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

CHEUNG CHUNG WING, WATER
Director

LIU JU
Director

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112